Securities and Exchange Commission
Washington, D.C. 20549
_______________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2006

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)

(302) 734-6799
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Chesapeake Utilities Corporation (the “Company”) announced today that the Company filed a base rate increase request with the Maryland Public Service Commission (“PSC”) on May 1, 2006, its first filing of this type in the State of Maryland in 11 years. The Company’s last filing for a Maryland division base rate increase was in July 1995. The proposed base rate adjustment results in an increase of approximately 6.5 percent on average for the Company’s firm residential, commercial, and industrial customers in Maryland. This base rate increase translates into less than a one percent increase annually for the last eleven years, which is significantly less than the rate of inflation over those same years. The proposed increase is expected to generate an additional $1,137,000 of revenue for the Company on an annualized basis.

The rate adjustment would cover the increase in expenses and investment in infrastructure necessary to continue providing the current level of service to the Company’s Maryland division customers.

Within this request, the Company’s Maryland division is also seeking the PSC’s approval to amortize $1,159,000 of environmental remediation costs over a 10-year period.

The Company filed a second application on May 5, 2006 requesting the PSC approve a 4.8 percent increase in base rates on an interim basis, subject to refund, pending completion of the PSC’s formal regulatory process this year. The Company is requesting that these interim base rates become effective in approximately thirty days.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Michael P. McMasters
—————————————
Michael P. McMasters
Senior Vice President and Chief Financial Officer

Date: May 5, 2006